Exhibit 99.1

MODUSLINK REPORTS 2016 FIRST QUARTER FINANCIAL RESULTS

WALTHAM, Mass.— December 11, 2015—ModusLink Global Solutions™, Inc. (the “Company”) (NASDAQ: MLNK), on December 10, 2015, reported financial results for its first quarter of fiscal year 2016 ended October 31, 2015. Results for the three month period ended October 31, 2015 are summarized in the following paragraphs. For a full discussion of the results, please see the Company’s report on Form 10-Q, which can be accessed through www.moduslink.com.

First Quarter Financial Summary

•	Net revenue of $141.1 million for the three months ended October 31, 2015, as compared to $187.4 million in the same period in the prior year.

•	Gross margin of 8.8% for the three months ended October 31, 2015, as compared to 10.0% in the same period in the prior year.

•	SG&A expenses of $14.3 million for the three months ended October 31, 2015, compared to $15.5 million in the same period in the prior year.

•	Operating loss of $(2.8) million for the three months ended October 31, 2015, compared to operating income of $1.1 million in the same period in the prior year.

•	Adjusted EBITDA of $0.7 million for the three months ended October 31, 2015, compared to adjusted EBITDA of $7.5 million in the same period in the prior year.

•	Net loss of $(14.8) million, or $(0.29) per basic and diluted share, for the three months ended October 31, 2015, compared with net income of $0.2 million, or $0.00 per basic and diluted share, in the same period in the prior year.

The decrease in net revenue, gross margin, operating income and adjusted EBITDA for the three months ended October 31, 2015, as compared to the same period in the prior year, was primarily driven by decreased revenues from a client in the computing market and an aftermarket services program related to the repair and refurbishment of mobile devices, offset by an increase in revenue from certain consumer electronics clients. The lower revenue from the computing market clients affected results in the Americas, Asia and Europe. The lower revenue from the aftermarket services program affected results in the Americas.

For the three months ended October 31, 2015, adjusted EBITDA was $0.7 million compared to adjusted EBITDA of $7.5 million for the same period in the prior year. EBITDA represents earnings before interest, income tax expense, depreciation and amortization, and adjusted EBITDA represents EBITDA excluding certain items. Please refer to the non-GAAP information and table reconciling the Company’s adjusted EBITDA to its GAAP net income (loss) below.

In addition to an acquisition that would enhance our existing comprehensive supply chain logistics services business, we are interested in acquiring (including but not limited to) an industrial, defense or electronics related business (or businesses) with at least $25 million of adjusted EBITDA. Preferred opportunities would have several of the following attributes: (a) existing (or have the potential to achieve a) sustainable competitive advantage, (b) value creation opportunities through operational improvement, (c) a track record of, or future potential for, high return on invested capital (d) strong free cash flows, (e) demonstrated consistent earnings power, (f) strong brand and/or customer value proposition, and (g) a strong management team. We would also consider special situations such as a business with significant U.S. income (e.g. royalty/licensing portfolios, structured equity, etc.), portfolios of businesses, solving owners’ monetization, exit or liquidity needs/challenges, situations requiring creativity and flexibility to solve either transaction structuring challenges or specific business issues (e.g. litigation, environmental liability, etc.), and businesses challenged with patent expirations, run-off income, declining segments, or similar situations.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK), through its wholly-owned subsidiaries, ModusLink Corporation and ModusLink PTS, Inc. (together “ModusLink”), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. ModusLink’s operations are supported by more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

Non-GAAP Information

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses adjusted EBITDA, a non-GAAP financial measure, to assess its performance. EBITDA represents earnings before interest, income tax expense, depreciation and amortization. We define adjusted EBITDA as EBITDA excluding the effects of SEC inquiry and financial restatement costs, strategic consulting and other related professional fees, restructuring, share-based compensation, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses, and equity in gains and losses, of affiliates and impairments.

We believe that providing adjusted EBITDA to investors is useful, as this measure provides important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

A table reconciling the Company’s EBITDA and adjusted EBITDA to its GAAP net income (loss) is included in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. The Company does not undertake any obligations to update forward-looking statements made by it.

Contact:

Mary Conway

781-663-5012

ir@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	October 31,	July 31,
	2015	2015
Assets:
Cash and cash equivalents	$144,143	$119,431
Trading securities	42,392	78,716
Accounts receivable, net	170,150	131,216
Inventories	57,754	48,740
Funds held for clients	20,683	21,807
Prepaid and other current assets	29,834	13,732

Total current assets	464,956	413,642

Property and equipment, net	22,733	22,736
Other assets	9,923	10,124

Total assets	$497,612	$446,502

Liabilities:
Accounts payable	$185,260	$120,118
Accrued restructuring	1,453	1,528
Accrued expenses	38,504	38,970
Other current liabilities	50,483	50,737

Total current liabilities	275,700	211,353

Notes payable	79,079	77,864
Other long-term liabilities	13,380	12,684

Total liabilities	368,159	301,901

Stockholders’ equity:	129,453	144,601

Total liabilities and stockholders’ equity	$497,612	$446,502

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	(unaudited)
	Three Months Ended October 31,
	2015	2014	Fav (Unfav)
Net revenue	$141,089	$187,444	(24.7%)
Cost of revenue	128,637	168,606	23.7%

Gross profit	12,452	18,838	(33.9%)

	8.8%	10.0%	(1.2%)
Operating expenses:
Selling, general and administrative	14,252	15,522	8.2%
Amortization of intangible assets	—	268	—
Restructuring, net	1,007	1,901	47.0%

Total operating expenses	15,259	17,691	13.7%

Operating income (loss)	(2,807)	1,147	(344.7%)
Other income (expense), net	(11,116)	224	(5062.5%)

Income (loss) before taxes	(13,923)	1,371	(1115.5%)
Income tax expense	850	1,157	26.5%
Gains of affiliates, net of tax	—	(8)	—

Net income (loss)	$(14,773)	$222	(6754.5%)

Basic net income (loss) per share	$(0.29)	$0.00
Diluted net income (loss) per share	$(0.29)	$0.00

Weighted average common shares used in:
Basic earnings per share	51,766	51,875
Diluted earnings per share	51,766	52,004

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(in thousands)

	(unaudited) Three Months Ended October 31,
	2015	2014

Net revenue:
Americas	$33,211	$81,798
Asia	53,931	42,955
Europe	44,743	54,415
e-Business	9,204	8,276

Total net revenue	$141,089	$187,444

Operating income (loss):
Americas	$(3,086)	$1,618
Asia	3,371	3,353
Europe	(1,031)	(1,378)
e-Business	(504)	161

Total segment operating income (loss)	(1,250)	3,754
Corporate-level activity	(1,557)	(2,607)

Total operating income (loss)	$(2,807)	$1,147

ModusLink Global Solutions, Inc. and Subsidiaries

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(in thousands)

Net income (loss) to Adjusted EBITDA[1]	(unaudited)
	Three Months Ended October 31,
	2015	2014

Net income (loss)	$(14,773)	$222

Interest income	(88)	(64)
Interest expense	2,729	2,667
Income tax expense	850	1,157
Depreciation	1,955	2,810
Amortization of intangible assets	—	268

EBITDA	(9,327)	7,060

SEC inquiry and financial restatement costs	(178)	(23)
Strategic consulting and other related professional fees	7	377
Restructuring	1,007	1,901
Share-based compensation	456	409
Unrealized foreign exchange (gains) losses, net	729	(54)
Other non-operating (gains) losses, net	7,924	(2,123)
(Gains) of affiliates and impairments	42	(8)

Adjusted EBITDA	$660	$7,539

[1]	The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and financial restatement costs, strategic consulting and other related professional fees, restructuring, share-based compensation, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses, and equity in gains and losses, of affiliates and impairments.